                                                                   EXHIBIT 12(B)

                            BANKBOSTON CORPORATION
        COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                       (Including Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (including interest on deposits) for the three months ended March 31, 1997 and 1996 and for the five years ended December 31, 1996 were as follows:

                                             Three Months Ended
                                                  March 31,                Years Ended December 31,
                                             ------------------  ----------------------------------------------
(Dollars in millions)
                                               1997     1996      1996      1995      1994      1993       1992
                                              -----     ----     -----     -----     -----     -----      -----
Net income                                 $    207  $   155  $    650  $    678  $    542  $    367   $    338
Extraordinary items, net of tax                                                          7                  (73)
Cumulative effect of changes
   in accounting principles, net of tax                                                          (24)
Income tax expense                              139      112       483       529       422       262        190
                                              -----     ----     -----     -----     -----     -----      -----
     Pretax earnings                            346      267     1,133     1,207       971       605        455
                                              -----     ----     -----     -----     -----     -----      -----

Fixed charges:
     Portion of rental expense
     (net of sublease
     rental income) which
     approximates the
     interest factor                             10       10        40        38        35        36         37

Interest on borrowed funds                      255      254       873     1,079     1,038       384        352
                                              -----     ----     -----     -----     -----     -----      -----

Interest  on deposits                           400      420     1,680     1,791     1,301     1,177      1,640
                                              -----     ----     -----     -----     -----     -----      -----

          Total fixed charges                   665      684     2,593     2,908     2,374     1,597      2,029
                                              -----     ----     -----     -----     -----     -----      -----


Earnings (for ratio calculation)           $  1,011  $   951  $  3,726  $  4,115  $  3,345  $  2,202   $  2,484
                                              =====     ====     =====     =====     =====     =====      =====


Total fixed charges                        $    665  $   684   $ 2,593  $  2,908  $  2,374  $  1,597   $  2,029
                                              =====     ====     =====     =====     =====     =====      =====

Ratio of earnings to fixed
   charges                                     1.52     1.39      1.44      1.42      1.41      1.38       1.22
                                              =====     ====     =====     =====     =====     =====      =====


For purposes of computing the consolidated ratio of earnings to fixed charges "earnings" represent income before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.